UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Resolute Forest Products Inc.

111 Robert-Bourassa Blvd., Suite 5000

Montreal, Quebec, Canada H3C 2M1

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.001 per share	RFP	New York Stock Exchange Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Senior Secured Credit Facility

On October 28, 2019 (the “Closing Date”), Resolute Forest Products Inc. (“Resolute” or the “Company”) and Resolute FP US Inc. as borrowers, and the guarantors party thereto, entered into an amended and restated senior secured credit facility (the “Senior Secured Credit Facility”) for up to $360 million with American AgCredit, FLCA, as administrative agent and collateral agent. This facility amends and restates the Company’s existing $185 million senior secured credit facility entered into on September 7, 2016 (the “Existing Credit Facility”).

General. The Senior Secured Credit Facility provides a term loan facility of up to $180 million with a delay draw period of up to 3 years and maturities of 6, 7, 8, 9 or 10 years from the date of such drawing in all cases, at the Company’s option (the “Term Loan Facility”), a 6-year revolving credit facility of up to $180 million (the “Revolving Credit Facility”), and also contemplates an uncommitted option to increase the Senior Secured Credit Facility up to an additional $360 million, subject to certain terms and conditions.

Interest. Interest rates under the Senior Secured Credit Facility are based, at the Company’s election, on either a floating rate based on the London Interbank Offered Rate (“LIBOR”), or a base rate, in each case plus a spread over the index. The Senior Secured Credit Facility also contains provisions for an expedited amendment procedure for replacing LIBOR if LIBOR quotes are no longer available. The base rate is a rate determined by the administrative agent as the highest of (i) the prime rate; (ii) the federal funds effective rate plus one half of one percent; and (iii) one percent greater than the one-month LIBOR rate. The applicable spread over the index fluctuates quarterly based upon a) the Company’s capitalization ratio, which is defined as the ratio of the Company’s funded indebtedness to the sum of the Company’s funded indebtedness and its adjusted net worth; and b) in the case of the loans under the Term Loan Facility, the maturity date of such loan. For the Revolving Credit Facility, the applicable spread will range from 0.5% to 1.0% for base rate loans, and from 1.5% to 2.0% for LIBOR rate loans. For loans under the Term Loan Facility the applicable spread will range from 0.5% to 1.5% for base rate loans, and from 1.5% to 2.5% for LIBOR rate loans. The Senior Secured Credit Facility was issued by a syndicate of lenders within the farm credit system and will be eligible for patronage refunds. Patronage refunds are distributions of profits from lenders in the farm credit system, which are cooperatives that are required to distribute profits to their members. Patronage distributions, which are made in either cash or stock, are received in the year after they were earned. The Company received a patronage refund equal to approximately 0.827% for the year 2018 on the average principal amount then outstanding. Future refunds will be dependent on future farm credit lender profits, made at the discretion of each farm credit lender and cannot be determined at this time.

Fees. In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, the borrowers are required to pay a fee in respect of unutilized commitments based on average daily utilization for the prior fiscal quarter ranging from 0.275% to 0.325% per annum under the Revolving Credit Facility and ranging from 0.25% to 0.40% for the Term Loan Facility during the delay draw period.

Maturities. The outstanding principal balance of each term loan made under the Term Loan Facility will be subject to annual amortization payments of 5% of the initial principal amount of such term loan commencing on the fifth anniversary of each term loan’s draw date with the balance due in 6 to 10 years after the draw date. Principal amounts outstanding under the Revolving Credit Facility will be due and payable on October 28, 2025. Loans under the Revolving Credit Facility and the Term Loan Facility may be prepaid from time to time at the discretion of the borrowers without premium or penalty but subject to breakage costs, if any, in the case of LIBOR rate notes. Amounts repaid on the Term Loan Facility may not be subsequently re-borrowed. Principal amounts under the Revolving Credit Facility may be drawn, repaid, and redrawn until October 27, 2025. The Company is required to make a prepayment of 100% of the net cash proceeds in excess of $25 million in aggregate in any fiscal year from the sale or loss of any collateral, subject to certain exceptions and certain reinvestment rights.

Covenants/Events of Defaults. Pursuant to the Senior Secured Credit Facility, the borrowers are also required to maintain i) a capitalization ratio not greater than 45% at all times; ii) a collateral coverage ratio of not less than 1.8:1.0; and iii) a springing consolidated fixed charge coverage ratio of 1.0:1.0, which is triggered only when adjusted availability under the Company’s Credit Agreement dated May 22, 2015, as amended, with certain lenders and Bank of America, N.A., as U.S. administrative agent and collateral agent, and Bank of America, N.A. (through its Canada branch) as the Canadian administrative agent (the “ABL Credit Facility”) falls below the greater of $45 million or 10% of the maximum available borrowing amount under the ABL Credit Facility for two consecutive business days. The consolidated fixed charge coverage ratio is the ratio of (a) consolidated EBITDA less certain capital expenditures and less cash taxes paid, to (b) consolidated fixed charges, as determined under the Senior Secured Credit Facility.

In addition, the Senior Secured Credit Facility contains certain covenants applicable to the Company and its subsidiaries, including, among others: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness; (iii) restrictions on the existence or incurrence of liens; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on making certain investments; (vi) restrictions on certain mergers, consolidations, and asset dispositions; (vii) restrictions on transactions with affiliates; and (viii) restrictions on modifications to material indebtedness. The Senior Secured Credit Facility also requires the borrowers to maintain a nominal equity investment in American AgCredit, FLCA or its affiliate, which was $1,000 at closing. The Senior Secured Credit Facility includes customary representations, warranties and events of default subject to customary grace periods and notice requirements.

Use of Proceeds. On the Closing Date, the Company repaid its $46.25 million term loan under the Existing Credit Facility, borrowing under its Revolving Credit Facility. Future borrowings under the Senior Secured Credit Facility will be used for general corporate purposes.

Guarantees. The obligations under the Senior Secured Credit Facility are guaranteed by certain material U.S. subsidiaries of the Company and are secured by a first priority mortgage encumbering one of Resolute FP US Inc.’s mills and associated real property located in Calhoun, Tennessee, and a first priority security interest on the fixtures and equipment located therein.

The foregoing summary of the Senior Secured Credit Facility is qualified in its entirety by reference to the complete text of the Senior Secured Credit Facility, a copy of which is attached to this current report as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of October 28, 2019, among Resolute Forest Products Inc., certain U.S. subsidiaries of Resolute Forest Products Inc. as borrowers and guarantors, various lenders, and American AgCredit, FLCA, as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: October 30, 2019	By:	/s/ Jacques P. Vachon
		Name:	Jacques P. Vachon
		Title:	Senior Vice President and Chief Legal Officer